Exhibit 10.51

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Separation Agreement”) is made and entered into between Wynand Louw (“Executive”) and RTI Surgical, Inc., a subsidiary of RTI Surgical Holdings, Inc. (“Employer”).

WHEREAS, Employer and Employee have agreed to terminate the employment relationship, but Executive is willing to continue his employment up to and including April 8, 2020, in order to ensure a smooth transition to his successor and to allow Executive to complete certain projects for Employer, and

WHEREAS, after the termination of Executive’s employment, Executive will provide certain services as a consultant as described in a separate consulting agreement for a defined period as specified in the consulting agreement (the “Consulting Period”), and

WHEREAS, Employer and Executive desire to amicably end their employment relationship and fully and finally settle any and all existing or potential claims and disputes between them, whether known or unknown as of this date, and

THEREFORE, Executive and Employer agree as follows:

1. Executive’s separation and future relationship.

A. Executive’s employment by Employer will end effective as of the close of business on April 8, 2020, unless earlier terminated by Employer in its sole discretion or extended by written agreement. The date on which Executive’s employment with Employer actually ends will be referred to herein as the “Separation Date.” After the Separation Date Executive shall continue to perform services pursuant to a consulting agreement substantially in the form provided to Executive concurrently with this Separation Agreement. From the date that this Separation Agreement is given to Executive through the Separation Date (“Transition Period”), Executive will perform the duties shown on Exhibit A (“Services”) and such other tasks as may be assigned to him from time to time by the Chief Financial and Administrative Officer (“Supervisor”). Executive agrees to perform those tasks and exercise that authority to the best of his ability, using the same talent, experience, skills, and effort previously used by him in working for Employer and in compliance with all applicable laws. Executive may from time to time work remotely during the Transition Period but may be required to come to Employer’s offices and may be required to travel and, during the Transition Period, Executive will be reimbursed his ordinary and necessary business expenses pursuant to Employer’s policies.

B. During the Transition Period, Employer will continue to pay Executive’s salary and provide him benefits as are provided him as of the date that this Separation Agreement is given to him and will provide the papers necessary for Executive to elect continuation of any group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the terms and conditions of Employer’s plans.

C. Executive agrees not to disparage Employer, that is, he agrees that in the future he will not make negative comments about Employer or its products/services or personnel or about his employment or end of employment by Employer, orally or in writing (such as through the use of emails, blogs, photographs, social media (Facebook; Twitter), etc. or any other electronic or web-based media). The prior sentence will not limit Executive’s right to testify truthfully if required by law or from participating fully in a government investigation, including any consultation and conversations Executive may have with any governmental agents and Executive’s attorneys.

Camille Farhat, Jonathon Singer, Josh DeRienzis, Olivier Visa and Ryan Bartolucci, of Employer, agree not to disparage Executive, that is, they agree that in the future they will not make negative comments about Executive or about his employment or end of employment whether such comments are made directly or indirectly, orally or in writing or in any other manner (such as through the use of emails, blogs, photographs, social media (Facebook; Twitter), etc. or any other electronic or web-based media). The prior sentence will not limit their rights to testify truthfully if required by law or from participating fully in a government or internal company investigation.

D. Executive agrees that after the Separation Date and the Consulting Period, and as long as it does not jeopardize any future employment or cause substantial inconvenience, he will be available, upon reasonable notice and with no additional compensation other than as provided in this Separation Agreement, to respond to questions and provide assistance to Employer regarding any transition issues or unfinished business arising from his departure. Employer will endeavor to schedule any meetings and/or calls at times that are mutually convenient and do not interfere with Executive’s future activities or employment.

E. Executive agrees that nothing in this Agreement shall modify any previously-executed “non-disclosure agreement” (“NDA”) with Employer, and that he will continue to be bound by, and he agrees to abide by, all such obligations.

F. Executive agrees that, not later than the end of the Consulting Period, he will return to Employer all property in his possession, custody or control which was obtained from Employer or from any of its customers/potential customers, vendors/potential vendors, merger/acquisition candidates, employees, contractors or consultants, including but not limited to the originals and all copies of any documents, files, data or information (electronic or hard-copy), access cards, credit cards, passwords and file-access methods/protocols, computers/laptops/PDAs (including all software and peripherals), cell phones, credit cards, and stored documents/files/information (with all documents, files and information being returned unaltered and unencrypted). However, to the extent any of the aforementioned in this paragraph is or may be responsive to the Securities and Exchange’s (“SEC”) subpoena issued to Executive on March 31, 2020, or may be responsive to any future subpoenas issued by the SEC, Executive shall be entitled to retain duplicates of any of the aforementioned to enable Executive to comply with the subpoena(s). Executive may also keep copies of any documents essential to the filing of his tax returns.

G. If Executive has any vested Employer stock options or stock appreciation rights, he must exercise them as provided by the applicable plan and award agreements. Any unvested Employer stock options, stock appreciation rights or restricted stock, restricted stock units or other equity awards will be forfeited in accordance with the terms of Executive’s award agreements with Employer and the applicable Employer plan(s). Executive understands and agrees that (a) the federal “insider trading” securities laws continue to apply to him notwithstanding his separation of employment from Employer; (b) Employer’s Insider Trading Policy prohibits him from trading in Employer securities while in possession of material nonpublic information concerning Employer; and (c) the prohibition against such trading continues to apply to him after leaving Employer. Therefore, Executive agrees to abide by the Employer insider trading policy windows even after leaving Employer until such time as the insider information he possesses, if any, becomes public.

2. Payment to Executive.

A. If Executive continues employment through the Separation Date, executes a consulting agreement in form and substance satisfactory to Employer, performs services during the Consulting Period, and signs, dates, delivers and does not revoke both this Separation Agreement and the Supplemental Separation Agreement attached hereto as Exhibit B (“Supplemental Agreement”), Employer will pay Executive $195,294.00 pursuant to the letter dated November 14, 2019, on terms described in the letter, less applicable withholdings as for wages, on the next scheduled Employer pay date after the payment is due. The sum of the payments described in the foregoing two sentences is collectively referred to as the “Separation Payment”. It is contemplated that the Separation Payment will be made at the same time similar payments are made to all similarly situated employees who receive a similar payment. Executive agrees that such payment would not be paid absent this agreement. If Executive does not sign the Supplemental Agreement at the end of the Consulting Period, he shall forfeit the Separation Payment and immediately return such amount to the Company and acknowledges the Company may take any action to recoup or offset that amount.

B. Executive understands and agrees that the monies and benefits described in paragraphs 1 and 2, above, are the sole obligations of Employer to him under this Separation Agreement or the Supplemental Agreement or arising from his employment by Employer or the end of that employment, and those payments actually represent more than the monies or compensation to which he may now or may hereafter be entitled from Employer. Executive further affirms that, as of the date of signing of this Separation Agreement, he has received all monies currently owed by Employer to him, including all compensation (including wages/salary and any earned bonuses and commissions), accrued paid time off and leave (paid or unpaid), and benefits, except for any benefits in which he has vested rights pursuant to the terms of the applicable plans under applicable laws.

C. Executive agrees to be solely responsible for and to pay all taxes, contributions or other payments to any taxing authority arising from his receipt of the monies paid under this Separation Agreement. Executive agrees that Employer has not provided any tax advice related to the receipt of monies payable under this Separation Agreement. Executive shall indemnify Employer for any claims arising from his failure to pay taxes owed by him on the payments herein.

D. Nothing herein shall be construed as limiting Executive’s right to indemnification and directors’ and officers’ liability coverage to which Executive is entitled, as detailed in Section 7 below.

3. Executive’s release of Employer.

A. In exchange for the benefits given by Employer to Executive under this Separation Agreement, Executive agrees, on his own behalf and on behalf of any other person entitled to make a claim on behalf of or through him, that he hereby freely, finally, fully and forever releases and discharges Employer from any and all claims and causes of action of any kind or nature that he once had or now has against Employer, including all claims arising out of his employment or end of employment with Employer or during any portion of the Consulting Period that occurs before he signs this Separation Agreement whether such claims are now known or unknown to him (“Released Claims”). Released Claims do not include: (i) any claims arising from events occurring after he signs this Separation Agreement; (ii) any claims for vested benefits; (iii) any claims which by law may not be released by him; or (iv) any claim for unemployment compensation benefits.

B. Executive realizes that there are many laws and regulations relating to employment, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the federal False Claims Act, as amended; the National Labor Relations Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Health Insurance Portability and Accountability Act of 1996, as amended; the Employee Retirement and Income Security Act; and various other federal, state and local constitutions, statutes, ordinances, human rights/discrimination/ retaliation/wage laws, contract claims, and common laws (including the laws of contract (express and implied) and negligence), including any related damages, relief, attorneys’ fees, and costs. Other than claims specified in the last sentence of the previous subparagraph, Executive intends to fully and finally release Employer from any and all claims arising under such laws which he has or may have arising from events occurring prior to the date on which he signs this Separation Agreement.

C. Executive has reported to Employer all facts suggesting that Employer has violated any federal, state, or local laws, regulations or rules. Executive represents that he has not filed any lawsuit, complaint, grievance or demand for arbitration against Employer, and agrees not to institute any such proceeding in the future other than a claim that Employer has breached the terms of this Separation Agreement or as otherwise permitted by paragraph 5(F), below.

D. Nothing in this Separation Agreement or the Supplemental Agreement constitutes or should be construed to constitute any admission or evidence of any liability by Employer for a violation of any federal, state or local law. This Separation Agreement and the Supplemental Agreement are intended to resolve any and all issues or claims that Executive may have against Employer based on his employment and the end of employment or during any part of the Consulting Period that occurs before he signs this Separation Agreement. Further, nothing in this Separation Agreement or the Supplemental Agreement shall be interpreted or applied to affect or limit Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act, the knowing and voluntary nature of his release of any age discrimination claims before a court, at the EEOC, or at any other federal, state, or local agency.

E. In exchange for the rights granted to Executive under this Agreement, Executive unconditionally and irrevocably waives any rights and benefits that may be applicable to him under any policy of, or agreement with, the Company related to the termination of Executive’s employment with the Company, including but not limited to the Involuntary Termination Agreement dated January 13, 2020.

4. Informed, voluntary signature.

A. Executive agrees that he was given an opportunity to consider this Separation Agreement and its attachments for twenty-one (21) days before signing it. If it is signed sooner than twenty-one (21) days after receiving it, he agrees that he has waived the opportunity to review it for that entire period. However, the Supplemental Agreement may not be signed by Executive sooner than the close of business on last day of the Consulting Period. Employer advises Executive to consult an attorney before signing this Separation Agreement and the Supplemental Agreement.

B. Federal law requires that: (i) this Separation Agreement be revocable by Executive for seven (7) days following him signing it; and (ii) this Separation Agreement is not effective or enforceable until the 7-day period expires and he has not revoked it. If Executive wishes to revoke this Separation Agreement, a written notice of revocation must be transmitted to the General Counsel of RTI Surgical Holdings, Inc. so it is received not later than the close of business on the seventh day after Executive signed the Separation Agreement. If Executive does not revoke the Separation Agreement during the seven-day period, it will take effect on the eighth (8th) day after his signature. If Executive revokes the Separation Agreement or the Supplemental Agreement, Employer will be required to pay/provide Executive only such monies and benefits as are required by law.

5. Confidentiality.

A. Executive agrees that, unless compelled by subpoena or requested by Employer in the course of any transition assistance to Employer or otherwise required by law, in addition to any confidentiality obligations existing under any NDA, he will not at any time use or talk about, write about, disclose in any manner or publicize (i) the existence or terms of this Separation Agreement or the Supplemental Agreement or their execution or implementation; (ii) Employer’s business operations, business strategies, or employment data, policies or practices; or (iii) the proprietary or trade secret information of Employer or its customers, vendors or merger/acquisition candidates (“Confidential Information”). Executive agrees that, promptly after the Separation Date, he will permanently delete all Confidential Information from all personal and home electronic storage devices except as needed to perform services during the Consulting Period, and immediately after the conclusion of the Consulting Period, he will delete all remaining Confidential Information. Nothing herein shall prevent Employer from publicly filing this Agreement to the extent required to comply with applicable law.

B. If Executive is subpoenaed or is required to testify about Employer or his employment or end of employment by Employer, he agrees to contact Employer’s General Counsel about the subpoena/demand within 72 hours of receiving it or before the date of the proposed testimony, whichever is earlier. Further, Executive agrees to meet and cooperate with Employer’s attorneys in preparation for such testimony (and, of course, Employer expects him at all times to testify truthfully).

C. It will not be a violation of this paragraph for Executive to report the monies being paid by Employer pursuant to this Separation Agreement on his tax returns or to inform any spouse or professional advisor of the amount/nature of the monies if he takes reasonable steps to ensure that the information will not be further disclosed, including Executive informing any spouse or advisors that such information is confidential and must not be disclosed to others other than is required by law.

D. If Executive receives an inquiry from any representative of the media about Employer or his employment or end of employment with Employer, he agrees not to respond but to promptly contact Employer’s General Counsel to inform him of the media inquiry.

E. Executive’s obligations under this paragraph are in addition to and not in lieu of his obligations under any NDA. If there are any inconsistencies between this and those documents, Executive agrees that the provision providing the greatest protection to Employer will be applied and enforced.

F. Nothing in this Separation Agreement shall be construed to prohibit Executive from (i) filing a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or other fair employment practices agency; (ii) communicating directly with the United States Securities and Exchange Commission (“SEC”) or any member of its staff, about any possible violation of federal securities law; (iii) making any disclosure protected under the whistleblower provisions of federal laws or regulations; or (iv) participating in any investigation or proceeding conducted by the EEOC or the SEC or any such agency. Executive does not need Employer’s approval (or the approval of any Employer officer, employee, or agent, including its Legal Department) prior to communicating directly with the EEOC or the SEC or their staff. However, if Executive files a charge with the EEOC or similar agency, or if one is filed on his behalf, he forever waives and relinquishes any rights to recover damages resulting from any such charge.

6. Conditions to Employer’s Obligations. Employer’s execution of and performance of obligations under this Separation Agreement are specifically conditioned on (a) Executive’s execution, delivery to Employer and non-revocation of this Separation Agreement and the Supplemental Agreement; (b) Executive keeping confidential (other than as permitted by this Separation Agreement and the Supplemental Agreement) the existence and terms of this Separation Agreement and the Supplemental Agreement; (c) Executive’s professional and competent performance of his job duties until the Separation Date and the services provided during the Consulting Period; and (d) Executive’s compliance with the terms of this Separation Agreement, the Supplemental Agreement, and any Executive NDA or any customer-specific NDA.

7. Indemnification. Executive acknowledges and agrees that Executive’s right to indemnification is governed by Article X of the Bylaws regarding indemnification and advancement.

8. Miscellaneous.

A. This Separation Agreement and the Supplemental Agreement shall be interpreted and enforced in accordance with the laws of the United States and the State of Florida. Any litigation between the parties must be brought in a court having jurisdiction in Alachua County, Florida, unless it is necessary for Employer to institute suit in another jurisdiction to obtain injunctive relief to enforce the terms of this Separation Agreement or the Supplemental Agreement.

B. This Separation Agreement, the Supplemental Agreement, any Executive “nondisclosure agreement,” any customer-specific NDA, and any stock option agreements/awards represent the sole and entire agreement between the parties and supersede any and all prior agreements, negotiations and discussions between the parties with respect to Executive’s employment or the end of that employment by Employer.

C. If Employer initiates proceedings for Executive’s breach of this Separation Agreement or the Supplemental Agreement, the prevailing party shall recover its attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings.

D. If one or more paragraph(s) of this Separation Agreement or the Supplemental Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of that agreement, which shall remain in full force and effect.

E. This Separation Agreement and the Supplemental Agreement may not be modified orally but only by a writing signed by both Executive and Employer.

F. This Separation Agreement and the Supplemental Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. Executive’s obligations and duties hereunder are personal and not assignable, but Employer will have the right to assign its rights and obligations under this Separation Agreement and the Supplemental Agreement to any Employer affiliate or successor or to any purchaser(s) of their assets.

G. As used in this Separation Agreement and the Supplemental Agreement, the term “Employer” shall mean RTI Surgical, Inc. except, in the paragraphs entitled “Executive’s release of Employer”, the term “Employer” shall mean RTI Surgical, Inc. as well as its past and current parents, subsidiaries and affiliated organizations (including RTI Surgical Holdings, Inc.) and their (i) insurers, benefit plans, trustees, and benefit administrators and their respective pension, profit-sharing, savings, health, trusts, and other employee benefit plans of any nature as well as the plans’ respective trustees and administrators; (ii) directors, officers, employees, agents, attorneys, representatives and shareholders and their parents, subsidiaries and affiliated organizations; and (iii) their heirs, personal representatives, successors and assigns.

H. Executive and Employer agree that, unless required by law or by a court of competent jurisdiction, this Separation Agreement and the Supplemental Agreement shall remain confidential and will not be used for any purpose other than enforcing their specific terms in any proceeding between the parties hereto. If either document must be filed in any court, the person seeking to file it will do so only under seal unless prohibited by the court.

I. This Separation Agreement and the Supplemental Agreement may be signed in counterparts, and all so executed counterparts shall constitute one agreement which shall be binding on all of the parties hereto, notwithstanding that all of the parties may not have each signed the same signature page.

9. Knowing and Voluntary Agreement.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS ENTIRE AGREEMENT AND ITS ATTACHMENTS, HAD A REASONABLE PERIOD TO CONSIDER THEM PRIOR TO SIGNING IT, HAVE BEEN INSTRUCTED TO CONSULT AND HAD THE OPPORTUNITY TO CONSULT AN ATTORNEY AS TO ITS CONTENTS AND EFFECT, AND SIGN THIS SEPARATION AGREEMENT KNOWINGLY AND VOLUNTARILY.

RTI Surgical, Inc.

Name: Title:	Date

Wynand Louw	Date

EXHIBIT A: PROJECTS/TASKS/DUTIES DURING TRANSITION PERIOD

Executive’s duties during the Transition Period shall include:

1.	Assisting the Company with matters related to the separation of the OEM and Spine businesses in preparation for sale of the OEM business to a third party

2.	Assisting with matters related to the Coronavirus/COVID —19 outbreak

3.	Assisting the Company with other matters reasonably assigned by the Chief Financial and Administrative Officer

EXHIBIT B: SUPPLEMENTAL AGREEMENT

WHEREAS, Executive is an “at will” employee of Employer but Executive and Employer have agreed that the employment relationship will end on the “Separation Date” as that term is defined in the “Separation Agreement and Release of Claims” (“Separation Agreement”) previously executed by Executive and by Employer followed by a period in which Executive shall perform services as a consultant during the Consulting Period (as defined in the “Separation Agreement”), and

WHEREAS, the Separation Agreement provides that Employer’s obligations to Executive are conditioned on him signing, dating, delivering, and not revoking this agreement (“Supplemental Agreement”),

THEREFORE, Executive agrees as follows (capitalized terms used but not defined herein have the meanings set forth in the Separation Agreement):

1. Executive’s release of Employer.

A. In exchange for the benefits given by Employer to Executive under the Separation Agreement, Executive agrees, on his own behalf and on behalf of any other person entitled to make a claim on behalf of or through him, that he hereby freely, finally, fully and forever releases and discharges Employer from any and all claims and causes of action of any kind or nature that he once had or now has against Employer, including all claims arising out of his employment or end of employment with Employer, or during the Consulting Period, whether such claims are now known or unknown to him (“Released Claims”). Released Claims do not include: (i) any claims arising from events occurring after Executive signs this Supplemental Agreement; (ii) any claims for vested benefits; (iii) any claims which by law may not be released by Executive; or (iv) any claim for unemployment compensation benefits.

B. Executive realizes that there are many laws and regulations relating to employment, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the federal False Claims Act, as amended; the National Labor Relations Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Health Insurance Portability and Accountability Act of 1996, as amended; the Employee Retirement and Income Security Act; and various other federal, state and local constitutions, statutes, ordinances, human rights/discrimination/ retaliation/wage laws, contract claims, and common laws (including the laws of contract (express and implied) and negligence), including any related damages, relief, attorneys’ fees, and costs. Other than claims specified in the last sentence of the previous subparagraph, Executive intends to fully and finally release Employer from any and all claims arising under such laws which he has or may have arising from events occurring prior to the date on which he signs this Supplemental Agreement.

C. Executive is not aware of any facts suggesting that Employer has violated any federal, state, or local laws, regulations or rules. Executive represents that he has not filed any lawsuit, complaint, grievance or demand for arbitration against Employer, and agrees not to institute any such proceeding in the future other than a claim that Employer has breached the terms of this Supplemental Agreement or as otherwise permitted by paragraph 1(F), below.

D. Executive further affirms that, as of the date of signing of this Supplemental Agreement, he has received all monies currently owed by Employer to him, including all compensation (including wages/salary, and any earned bonuses and commissions), accrued paid time off and leave (paid or unpaid), and benefits, except for any benefits in which he has vested rights pursuant to the terms of the applicable plans under applicable laws.

E. Nothing in this Supplemental Agreement constitutes or should be construed to constitute any admission or evidence of any liability by Employer for a violation of any federal, state or local law. This Supplemental Agreement is intended to resolve any and all issues or claims that Executive may have against Employer based on his employment and end of employment or his work as a consultant. Further, nothing in this Supplemental Agreement shall be interpreted or applied to affect or limit Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act, the knowing and voluntary nature of his release of any age discrimination claims before a court, at the EEOC, or at any other federal, state, or local agency.

F. Nothing in this Supplemental Agreement shall be construed to prohibit Executive from (1) filing a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or other fair employment practices agency; (2) communicating directly with the United States Securities and Exchange Commission (“SEC”) or any member of its staff, about any possible violation of federal securities law; (3) making any disclosure protected under the whistleblower provisions of federal laws or regulations; or (4) participating in any investigation or proceeding conducted by the EEOC or the SEC or any such agency. Executive does not need Employer’s approval (or the approval of any Employer officer, employee, or agent, including its Legal Department) prior to communicating directly with the EEOC or the SEC or their staff. However, if Executive files a charge with the EEOC or similar agency, or if one is filed on his behalf, he forever waives and relinquishes any rights to recover damages resulting from any such charge.

2. Informed, voluntary signature.

A. Executive agrees that he was given an opportunity to consider this Supplemental Agreement for twenty-one (21) days before signing it. If it is signed sooner than twenty-one (21) days after receiving it, Executive agrees that he has waived the opportunity to review it for that entire period. Employer advises Executive to consult an attorney before signing this Separation Agreement. This Supplemental Agreement cannot be signed by Executive sooner than the close of business on the last day of the Consulting Period.

B. Federal law requires that: (i) this Supplemental Agreement be revocable by Executive for seven (7) days following him signing it; and (ii) this Supplemental Agreement is not effective or enforceable until the 7-day period expires and he has not revoked it. If Executive wishes to revoke this Supplemental Agreement, a written notice of revocation must be transmitted to the General Counsel of RTI Surgical Holdings, Inc. so it is received not later than the close of business on the seventh day after Executive signed the Supplemental Agreement. If Executive does not revoke the Supplemental Agreement during the seven-day period, it will take effect on the eighth (8th) day after his signature. If Executive revokes the Separation Agreement or the Supplemental Agreement, Employer will be required to pay/provide him only such monies and benefits as are required by law.

RTI Surgical, Inc.

Name: Title:	Date

Wynand Louw	Date